[PEOPLES-SIDNEY FINANCIAL CORPORATION LETTERHEAD]


April 13, 2001
For Immediate Release
Contact: Douglas Stewart President or Debra Geuy, CFO

                 PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES
                    QUARTERLY EARNINGS AND DECLARES DIVIDENDS

Sidney, Ohio; NASD-NMS "PSFC"

Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association announced today the Corporation's third quarter earnings for the fiscal year ending June 30, 2001.

Net income for the three months ended March 31, 2001 was $231,000, or $0.17 basic and diluted earnings per share. This compares to net income of $156,000 or $0.10 basic and diluted earnings per share for the same period in 2000. The increase in net income for the quarter is primarily due to the Association realizing a gain on the sale of a mortgage backed security.

Year to date net income was $562,000 or $0.40 basic and diluted earnings per share. This compares to $403,000 or $0.27 basic and diluted earnings per share for the same period in 2000, representing an increase of 39.5%. The increase in net income for the nine months ended March 31, 2001 is largely due to a gain on the sale of a security as well as an increase in net interest income coupled with a decrease in noninterest expense.

On April 12, the Board of Directors declared a dividend of $0.08 per share for stockholders of record on April 30, 2001. The payable date for this dividend will be May 15, 2001.

Stewart  also  announced  that  plans to open a  branch  office  inside  the new
Wal-Mart Superstore in Sidney are progressing well, with a grand opening anticipated in June. This office will provide full services and extended hours, including evening and weekends for the convenience of our growing customer base, Stewart concluded.


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PEOPLES-SIDNEY FINANCIAL CORPORATION
ANNOUNCES QUARTERLY EARNINGS AND DECLARES DIVIDENDS
APRIL 13, 2001
PAGE 2



Peoples Federal maintains offices in Shelby County at 101 E. Court Street, Sidney, 403 S. Pike Street Anna, and 115 E. Pike Street, Jackson Center. The corporation had assets of $133 million and $17 million in shareholders' equity as of March 31, 2001.

When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with approval of an authorized executive officer, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Corporation does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.